Exhibit (c)(5)

 Presentation to the Committee of Designated Independent Directors Confidential Material Regarding: November 3, 2006 Confidential Project ACADIA SANDLER O'NEILL + PARTNERS, L.P. New York – Atlanta - Boston - Chicago - San Francisco

This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation. Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. Sandler O'Neill Mortgage Finance L.P. is an indirect wholly-owned subsidiary of Sandler O'Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. GENERAL INFORMATION AND LIMITATIONS

Table of Contents I. Situation Update II. PINE Valuation Update

I. Situation Update

Situation Update In mid-September, PINE lowered Q3 guidance to $0.51 to $0.54 per share; prior to the warning analysts had expected earnings of $0.58 per share On October 23rd, PINE announced that Bharat Masrani would replace Bill Ryan on March 1, 2007 as CEO PINE reported Q3 earnings of $0.51 per share on October 25thStated that Q4 earnings would be between $0.51 - $0.54 per share, which could be used as a run rate for 2007 earnings Internal projections call for $2.12 EPS in 2006 and $2.07 in 2007, provided that $20 million of identified synergies can be implemented during the upcoming year The third quarter has been a particularly challenging one industry-wide as evidenced by approximately one-half of Sandler O’Neill’s bank and thrift coverage universe missing estimates

Situation Update MAPLE previously provided the rationale for buy-in price of $30.50 (see next page for summary of points presented in July 26th presentation) Shortly afterwards, the CEO of MAPLE also implied that PINE stock price would further decline as PINE earnings for 2006 and 2007 would be significantly lower than analysts’ estimates PINE’s share price has remained relatively stable since September 1st, trading in a range of $28.30 - $30.19 (November 2nd close of $29.09) Consensus estimates for 2006 and 2007 are now $2.13 and $2.15 Estimates over the summer were $2.30 and $2.54 A selection of pages from previous presentations regarding PINE’s valuation have been updated in this book

Situation Update 1. Street earnings estimates do not yet reflect performance expected by Management 2. PINE has consistently underperformed vs. Management plans 3. PINE is undercapitalized vs. peers 4. Dividend discount model indicates PINE overvalued 5. Analyst price targets indicate PINE overvalued 6. PINE trades at premium to peers with below-average performance 7. Analyst sentiment on PINE is negative relative to peers 8. Precedent transactions suggest 5% to 15% premium 9. Price of $30.50 suggests a premium to PINE in excess of precedents and of KBW / Lehman Fairness Opinion 10. Overall return to PINE shareholders highly attractive 11. Buy-in at total value of $41.69 highly attractive to PINE shareholders relative to precedent transactions 12. Transaction is dilutive and financially marginal to MAPLE 13. Alternative investments offer better returns to MAPLE Points Presented by MAPLE in July

II. PINE Valuation Update

5 Year Stock Price Performance of PINE Five Year Stock Performance Source: Annual reports, SNL Financial 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II PINE Valuation Update 3/1/2005: Deal with MAPLE closes 5/16/2005: Announces push-down accounting would be required for MAPLE transaction. 10/23/2006: Announces appointment of new CEO $16.00$20.00$24.00$28.00$32.00$36.00$40.00Nov-01Mar-02Aug-02Jan-03Jun-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06Oct-06

Price to Forward EPS Price to Forward EPS Source: Annual reports, FactSet 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II PINE Valuation Update 5/16/2005: Announces push-down accounting would be required for MAPLE transaction. 3/1/2005: Deal with MAPLE closes 10/23/2006: Announces appointment of new CEO 9.0x10.0x11.0x12.0x13.0x14.0x15.0xNov-01Mar-02Aug-02Jan-03Jun-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06Oct-06 Price to Forward EPS High 14.8 Low 9.4 Median 12.3 Current 13.7

PINE Valuation Update

Stock Performance of MAPLE and PINE

Three Year Stock Performance



	Since Annct	Since Close
MAPLE	73.2%	40.0%
PINE	(14.1%)	(3.0%)
Actual Offer		9.4%

3/1/2005: Deal closes
8/25/2004: Companies announce they are in discussions; deal announced 8/26/2004
$65.00
$60.00
$55.00
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
Nov-03
Apr-04
Aug-04
Jan-05
Jun-05
Nov-05
Apr-06
Sep-06
PINE
MAPLE
Deal Value

[1]All stock transaction at $35 per share; exchange ratio of 1.02x MAPLE shares based on MAPLE price day before announcement.
Per Share data in $US. MAPLE prices are from NYSE traded shares.
Source: Annual reports, Bloomberg, SNL Financial, FactSet

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PINE Valuation Update

Street Perspectives on PINE – Analyst Estimates (Cash / Operating Earnings Basis)

Date	Firm	Analyst	Rec.	Type of Estimate	2006E	2007E	Growth
10/31/2006	BMO Capital Markets	L.Chan	Market Perform	Not Avail.	$2.14	$2.15	0.5%
10/30/2006	A.G. Edwards Inc.	D.George	Hold	Cash	$2.13	$2.13	0.0%
10/26/2006	Ryan Beck & Co.	A.Davis	Underperform	Cash Op.	$2.13	$2.20	3.3%
10/26/2006	Bear, Stearns & Company	S.DiMartino	Peer Perform	Cash Op.	$2.13	$2.16	1.4%
10/26/2006	Cohen Bros. & Company	L.Calfo	Hold	Not Avail.	$2.13	$2.10	-1.4%
10/26/2006	Keefe Bruyette & Woods Inc.	J.Shaw	Market Perform	Not Avail.	$2.13	$2.15	0.9%
10/26/2006	Friedman Billings Ramsey & Co.	L.Hunsicker	Market Perform	Cash Op.	$2.13	$2.12	-0.5%
10/26/2006	RBC Capital Markets	J.Ackor	Sector Perform	Cash Op.	$2.12	$2.13	0.5%
10/25/2006	Merrill Lynch & Co.	H. Wolf	Sell	Not Avail.	$2.13	$2.10	-1.4%
10/25/2006	Sandler O'Neill + Partners	M.Fitzgibbon	Sell	Cash	$2.12	$2.18	2.8%
10/23/2006	C. L. King & Associates	K.Timmons	Accumulate	Not Avail.	$2.20	$2.25	2.3%
09/25/2006	Morgan Stanley	P. Delaney	Underweight	Cash Op.	$2.14	$2.20	2.8%
		MEDIAN			$2.13	$2.15	0.7%
		PINE Management Cash Operating Projections[1]			$2.12	$2.07	-2.4%

	# of Analysts	Estimates Low	High	Median	YOY Growth
2006E	12	$2.12	$2.20	$2.13	(14.1%)
2007E	12	$2.10	$2.25	$2.15	0.7%

Source: SNL Financial, Bloomberg, Research Reports
[1] Data as of October 18, 2006

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PINE Valuation Update *Denotes values excluded from mean Pricing data as of November 2, 2006 Note: Companies highlighted are in PINE’s market area Source: FactSet; Bloomberg Impact of Changes in Analyst Expectations Price Change in Analyst Earnings Estimates Change/ Price/ FY 2006 FY 2007 Price 2006 Est. Est '06 I/B/E/S 6/05-11/06 6/05-11/06 Change Change EPS Growth 2006 Company Ticker (%) (%) (%) (%) (x) (%) PEG Associated Banc-Corp ASBC (11.2) (17.3) (4.3) 38.4 13.5 7.8 1.7 Comerica Inc. CMA 0.5 (2.8) (0.1) (17.5) 12.0 7.1 1.7 Commerce Bancorp Inc. CBH (25.2) (15.9) 14.1 (55.8) 21.2 14.7 1.4 Compass Bancshares Inc. CBSS 0.5 2.1 23.6 4,659.4 * 15.7 9.5 1.7 First Horizon National Corp. FHN (28.5) (30.5) (8.0) 28.1 14.5 8.2 1.8 Huntington Bancshares Inc. HBAN (4.1) (8.2) 0.5 (11.0) 13.2 6.0 2.2 New York Community Bancorp NYB (39.8) (48.7) (11.9) 30.0 17.0 9.0 1.9 Sovereign Bancorp Inc. SOV (28.7) (26.8) 10.1 (35.1) 16.7 8.4 2.0 Zions Bancorp. ZION 0.6 1.9 6.9 1,153.9 * 14.1 10.0 1.4 Mean (15.1) (16.3) 3.4 (3.3) 15.3 9.0 1.8 PINE (11.1) (24.6) (2.4) 21.5 13.7 8.9 1.5

PINE Valuation Update

PINE Comparable Group Analysis

Name	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity/ Tangible Assets (%)	LTM ROAA (%)	LTM ROAE (%)	LTM ROTE (%)	Price/ Tangible BV (%)	Price/ LTM EPS (x)	Price/ Est. EPS 2006 (x)	Price/ Est. EPS 2007 (x)	5 Year Growth Est. (%)
PNC Financial Services Group	20,236	68.83	93.0	98,436	7.55	2.76	29.72	31.89[1]	282	7.9	13.6	12.3	9.4
Regions Financial Corp.	17,001	37.36	95.4	86,980	7.08	1.45	11.64	23.64	294	13.8	13.0	12.6	8.2
KeyCorp	14,882	36.95	96.5	96,155	6.81	1.29	15.77	19.41[1]	231	12.6	12.5	12.2	7.3
M&T Bank Corp.	13,327	120.41	96.3	56,373	5.59	1.50	13.97	30.30	448	16.6	16.3	15.1	9.7
Marshall & Ilsley Corp.	12,039	47.25	96.2	55,483	5.23	1.56	14.80	33.60[1]	440	15.1	14.8	13.5	9.8
Sovereign Bancorp Inc.	11,141	23.42	93.8	90,410	3.78	0.59	6.41	17.45	347	23.4	16.0	15.6	6.4
Comerica Inc.	9,174	57.75	95.9	58,474	8.57	1.44	15.61	16.31	184	11.8	11.9	11.6	7.1
Zions Bancorp.	8,397	78.62	92.2	45,778	5.92	1.35	13.52	25.87	324	14.6	14.2	12.9	10.0
UnionBanCal Corp.	8,051	57.37	80.0	52,013	8.09	1.70	18.41	20.90	193	10.0	12.0	12.3	8.4
Compass Bancshares Inc.	7,210	55.60	92.7	33,957	5.68[1]	1.39	18.09	23.17[1]	385 [2]	16.2	15.7	14.4	9.5
Commerce Bancorp Inc.	6,469	34.57	83.9	43,304	5.95	0.70	11.73	14.10[1]	252	23.2	21.2	18.7	14.7
Huntington Bancshares Inc.	5,770	24.25	97.7	35,662	7.13	1.38	16.83	20.48	231	12.1	13.3	12.8	6.0
First Horizon National Corp.	4,832	38.82	90.1	40,076	5.45	1.28	20.81	24.88	223	10.1	14.3	13.9	8.2
HIGH			97.7	98,436	8.57	2.76	29.72	30.30	448	23.4	21.2	18.7	14.7
LOW			80.0	33,957	3.78	0.59	6.41	16.31	184	7.9	11.9	11.6	6.0
MEAN			92.6	61,008	6.43	1.41	15.95	22.48	295	14.4	14.5	13.7	8.8
MEDIAN			93.8	55,483	6.38	1.39	15.61	22.27	282	13.8	14.2	12.9	8.4
PINE (Operating)	**6,641**	**29.09**	**92.6**	**39,917**	**4.47**	**0.82**	**4.09**	**29.43**	**371**	**13.0**	**13.7 [3]**	**13.5 [3]**	**8.9**

Notes:
[1] Data as of LTM June 30, 2006
[2] Pricing data as of November 2, 2006. Tangible book value as of June 30, 2006
[3] Based on consensus estimates of $2.13 and $2.15 per share for 2006 and 2007

Source: SNL Financial, Bloomberg, PINE management. Market data as of November 2, 2006

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PINE Valuation Update

Discounted Cash Flow Analysis

Key Assumptions		PINE Discounted Cash Flow Analysis	
Asset Growth Rate (2007)	3.0%	Opprtunity Cost of Excess Cash	5.0%
Asset Growth Rate (2008 and beyond)	5.0%	Dividend Payout Ratio	40.0%
Discount Rate	11.3%	Terminal Multiple	12.9x
Target TCE/TA	5.0%	EPS Growth Rate after 2010	8.9%
Tax rate	39.0%		

Historical and projected financial information	Current	3 months ended	Year ended December 31,				
$ in millions, except per share data	9/30/06	12/31/06	2007	2008	2009	2010	2011
Balance Sheet Data							
Assets	$39,917	$40,416	$43,529	$45,705	$47,990	$50,390	
Intangibles	$6,786	$6,705	$6,964	$6,855	$6,763	$6,686	
Common Equity	$8,195	$8,391	$8,792	$8,797	$8,824	$8,871	
Tangible Common Equity / Tangible Assets	4.25%	5.00%	5.00%	5.00%	5.00%	5.00%	
GAAP Net Income		$85	$415	$480	$539	$599	$703 [1]
Capital to fund tangible asset growth		($196)	($1)	($12)	($43)	($73)	
Terminal Value						$9,067	
Excess Cash Flows		($111)	$414	$468	$495	$9,594	

Discounted cash flow valuation	**$7,058.5**
Discounted cashflow valuation per share	**$29.10**

Sensitivity Analysis

Standalone NPV		Discount Rate			
		11.0%	12.0%	13.0%	14.0%
Terminal Multiple	11.0x	$25.88	$24.97	$24.11	$23.28
	12.0x	$27.74	$26.76	$25.83	$24.94
	13.0x	$29.60	$28.55	$27.56	$26.60
	14.0x	$31.46	$30.34	$29.28	$28.26
	15.0x	$33.32	$32.13	$31.00	$29.92

[1] Terminal value based upon cash operating earnings

Note: Starting in 2008, PINE earnings grown at 8.9%, the estimated long-term growth rate from Bloomberg

Source: PINE estimates

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PINE Valuation Update

Discounted Cash Flow Analysis

Historical and projected financial information $ in millions, except per share data	Current Sep-06	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11
Income statement							
GAAP net income		$85	$415	$480	$539	$599	$703 [1]
After-tax (charge)/benefit for excess equity			$1	($7)	($16)	($26)	($36)
Pro forma GAAP net income		$85	$415	$473	$522	$574	$667
Equity account							
Beginning common equity balance		$8,195	$8,391	$8,792	$8,797	$8,824	$8,871
Net income		$85	$415	$473	$522	$574	$667
Core dividends & share repurchases		($34)	($166)	($192)	($215)	($240)	($281)
Excess dividends/capital to fund growth		$145	($248)	($276)	($280)	($287)	($318)
Additional equity related to GARDEN II Transaction			$400	$0	$0	$0	$0
Ending common equity balance	$8,195	$8,391	$8,792	$8,797	$8,824	$8,871	$8,939
Base case common equity		$8,246	$8,895	$9,183	$9,506	$9,866	$10,287
Cumulative excess equity (incl. rest. charge)		($145)	$102	$386	$682	$994	$1,349
Total assets at period end	$39,917	$40,416	$43,529	$45,705	$47,990	$50,390	$52,909
Intangibles at period end	$6,786	$6,705	$6,964	$6,855	$6,763	$6,686	$6,625
Tangible assets at period end	**$33,131**	**$33,711**	**$36,565**	**$38,850**	**$41,227**	**$43,704**	**$46,285**
Tangible common equity / assets	**4.25%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**	**5.00%**
Average diluted shares (mm)		224.4	242.6	242.6	242.6	242.6	242.6

[1] Terminal value based upon cash operating earnings
Source: PINE estimates

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PINE Valuation Update

Precedent Bank Transaction Analysis

Deal Value Greater Than $1 Billion
Transactions Since January 1, 2004
Number of Transactions = 17

				Transaction Information							
Acquiror	Seller	St	Annc. Date	Deal Value $(M)	Consideration	Deal Price/ 4-Qtr EPS(x)	Deal Price/ Estimated EPS Yr 1(x)	Deal Price/ Estimated EPS Yr 2(x)	Deal Price/ Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc.(%)
PNC Financial Services Group	Mercantile Bankshares Corp.	MD	10/8/06	6,028	Mixed	20.3	19.9	18.7	378	43.0	27.8
Citizens Banking Corp.	Republic Bancorp Inc.	MI	6/26/06	1,034	Mixed	15.0	15.2	14.4	254	25.5	29.0
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.	TX	6/12/06	2,165	Cash	24.3	22.5	20.5	485	43.3	14.1
Regions Financial Corp.	AmSouth Bancorp.	AL	5/24/06	10,060	Common Stock	13.7	13.4	12.4	295	21.9	-0.4
Capital One Financial Corp.	North Fork Bancorp.	NY	3/12/06	14,568	Mixed	15.5	16.2	14.6	490	34.5	23.6
PINE	GARDEN	NJ	7/11/05	1,899	Mixed	15.1	15.7	14.6	447	27.9	17.5
Zions Bancorp.	Amegy Bancorp Inc.	TX	7/5/05	1,710	Mixed	23.6	21.6	18.7	408	30.8	4.4
Capital One Financial Corp.	Hibernia Corp.	LA	3/7/05	4,977	Mixed	15.3	15.3	14.9	280	23.3	17.7
MAPLE	PINE	ME	8/25/04	3,818	Mixed	18.3	17.2	15.6	475	30.9	27.7
Fifth Third Bancorp	First Natl Bkshs of FL	FL	8/2/04	1,530	Common Stock	42.1	NA	NA	663	42.0	41.7
Wachovia Corp.	SouthTrust Corp.	AL	6/20/04	14,365	Common Stock	19.6	18.4	16.7	373	38.8	20.5
SunTrust Banks Inc.	National Commerce Finl Corp.	TN	5/7/04	7,433	Mixed	20.8	18.8	16.3	451	48.3	21.3
Royal Bank of Scotland Group	Charter One Financial	OH	5/4/04	10,527	Cash	19.2	15.2	13.9	354	31.2	33.4
BNP Paribas Group	Community First Bankshares	ND	3/15/04	1,217	Cash	16.5	15.7	NA	450	24.4	15.2
National City Corp.	Provident Financial Group Inc.	OH	2/16/04	2,134	Mixed	21.1	16.8	15.4	246	21.9	15.9
Regions Financial Corp.	Union Planters Corp.	TN	1/22/04	6,001	Common Stock	12.4	11.9	12.3	274	17.9	0.8
J.P. Morgan Chase & Co.	Bank One Corp.	IL	1/14/04	58,783	Common Stock	17.3	15.2	NA	285	28.4	15.3
			HIGH	58,783		42.1	22.5	20.5	663	48.3	41.7
			LOW	1,034		12.4	11.9	12.3	246	17.9	-0.4
			MEAN	8,720		19.4	16.8	15.6	389	31.4	19.1
			MEDIAN	4,977		18.3	16.0	15.2	378	30.8	17.7

Source: SNL Financial

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PINE Valuation Update

Imputed Valuation Based on Precedent Bank Transaction Analysis

	LTM GAAP EPS	LTM GAAP Ex Pushdown	LTM Cash Oper. EPS	Est. '06 GAAP EPS	Est. '06 GAAP EPS Ex Pushdown	Est. '06 Cash Oper. EPS	Est. '07 GAAP EPS	Est. '07 GAAP EPS Ex Pushdown	Est. '07 Cash Oper. EPS
PINE Results	$1.47	$1.78	$2.24	$1.55	$1.83	$2.12	$1.71	$1.91	$2.07
Acquisitions of Nationwide Commercial Banks: All Deals Announced Since 1/1/04 with Deal Value > $1 Billion									
		LTM EPS			Est. Year 1 EPS			Est. Year 2 EPS	
Median		18.3x			16.0x			15.2x	
Imputed Valuation									
Imputed Price Per Share	$26.83	$32.61	$41.00	$24.69	$29.17	$33.91	$25.85	$28.99	$31.38

	Company Reported Tangible Book Value[1]	Adjusted Tangible Book Value[2]	Core Deposit Premium	Premium To Market
PINE Results	$7.84	$6.49	$25,223,640	$29.09
Acquisitions of Nationwide Commercial Banks: All Deals Announced Since 1/1/04 with Deal Value > $1 Billion				
	Tangible Book Value	Tangible Book Value	Core Deposit Premium	Premium To Market
Median	378%	378%	30.8%	17.7%
Imputed Valuation				
Imputed Price Per Share	$29.61	$24.51	$37.44	$34.23

Notes:
(1) Tangible book value per share calculated as total equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding
(2) Tangible book value per share calculated as total equity less goodwill and intangibles divided by shares outstanding

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PINE Valuation Update

Precedent Buy-In Transactions

Date Announced	Acquiror Name	Target Name	Value of Transaction ($mil)	% of Shares Acq.[1]	% of Shares Owned Post Transaction	Premium 4 weeks prior to ann. Date[2]
6/5/2006	Investor Group	Trizec Properties Inc	2,884	61.9	100.0	16.1
2/6/2006	Lafarge SA	Lafarge North America	2,995	50.2	100.0	39.7
12/20/2005	Sprint Nextel Corp	Nextel Partners Inc	7,591	68.7	100.0	13.0
10/28/2005	Maple Leaf Heritage Invest	Hudsons Bay Co	754	61.5	100.0	11.3
9/1/2005	IYG Holding Co	7-Eleven Inc	1,301	23.1	91.5	14.1
9/1/2005	Novartis AG	Chiron Corp	6,214	57.8	100.0	31.5
3/9/2005	Noranda Inc	Falconbridge Ltd	2,519	41.2	100.0	29.3
2/21/2005	Novartis AG	Eon Labs Inc	933	32.5	100.0	23.5
10/25/2004	Magna International Inc	Tesma International Inc	570	56.2	100.0	26.1
8/2/2004	Cox Enterprises Inc	Cox Communications Inc	8,390	37.8	100.0	25.2
4/10/2003	USA Interactive	Hotels.com	1,237	32.0	100.0	28.0
3/19/2003	DuPont	DuPont Canada Inc	1,064	24.0	100.0	14.0
5/31/2002	USA Interactive	Expedia Inc	3,636	38.8	100.0	22.2
5/31/2002	USA Interactive	Ticketmaster	841	34.5	100.0	(28.1)
2/15/2002	Xcel Energy Inc	NRG Energy Inc	673	25.7	100.0	(4.1)
11/6/2001	Security Capital Group Inc	Storage USA Inc	1,644	57.0	100.0	6.1
6/6/2001	Liberty Mutual Insurance Co	Liberty Financial Cos Inc	536	30.0	100.0	40.4
5/7/2001	BNP Paribas SA	BancWest Corp,Honolulu,HI	2,480	55.0	100.0	46.3
2/20/2001	Investor Group	Springs Industries Inc	875	59.0	100.0	33.3
2/15/2001	Westfield America Trust	Westfield America Inc	1,051	22.5	100.0	14.5
1/25/2001	Sodexho Alliance SA	Sodexho Marriott Services Inc	1,145	52.7	100.0	49.7
12/22/2000	Court Square Capital Ltd	Delco Remy International Inc	653	66.7	100.0	34.5
11/13/2000	Investor Group	CB Richard Ellis Services Inc	603	62.0	100.0	30.6
9/7/2000	Etablissements Delhaize Freres	Delhaize America Inc	1,825	58.0	100.0	19.3
8/14/2000	News Corp Ltd	United Television Inc	790	55.3	100.0	14.0
8/14/2000	News Corp Ltd	BHC Communications Inc	888	23.9	100.0	10.0
2/14/2000	Healtheon Web MD	CareInsite	1,884	31.0	100.0	(3.4)
		Median	1145	50.2	100.0	22.2
				Imputed Valuation		$35.56
Banking Buy-In Transactions						
5/7/2001	BNP Paribas SA	BancWest Corp	2,480	55.0	100.0	46.3
9/12/1988	Allied Irish Banks PLC	First Maryland Bancorp	365	51.1	100.0	60.2
7/15/1987	HSBC	Marine Midland Banks	752	48.0	100.0	60.0
		Average	1199	51.4	100.0	55.5
				Imputed Valuation		$45.24
Other MAPLE Transaction						
10/10/2001	MAPLE	AQUA	403	11.2	100.0	32.9
				Imputed Valuation		$38.65

[1] Represents percent of total shares acquired
[2] Market premium based on last date before announcement of transaction or intent to pursue transaction
Source: SDC

19

SANDLER O'NEILL + PARTNERS

Notes: 1 Based on approximately 98 million shares owned by the public plus outstanding options. MAPLE currently owns 130 million shares of PINE which represents a 56.89% ownership stake 2 Tangible book value per share as reported by PINE, including the impact of deferred tax liability on intangibles 3 Tangible book value per share calculated as total equity less goodwill and intangibles divided by shares outstanding Potential Valuation Range PINE Valuation Update ($ in millions, except per share data) Comp Initial Per Share Purchase Price Trans. MAPLE/ Pine/ Pine/ Current $30.00 $32.00 $34.00 $36.00 $38.00 $40.00 Median PINE GARDEN GARDEN II Aggregate Deal Value 1 $2,986 $3,203 $3,420 $3,636 $3,853 $4,070 $3,818 $1,899 $481 Premium to Market Price $29.09 3.1% 10.0% 16.9% 23.8% 30.6% 37.5% 17.7% 27.7% 23.6% 25.1% Price to LTM GAAP EPS $1.47 20.5x 21.8x 23.2x 24.6x 25.9x 27.3x 18.3x 18.3x 15.5x 23.2x Price to LTM GAAP EPS, Excl Pushdown $1.78 16.8x 18.0x 19.1x 20.2x 21.3x 22.4x Price to LTM Cash Operating EPS $2.24 13.4x 14.3x 15.2x 16.1x 17.0x 17.9x Price to 2006E GAAP EPS $1.55 19.4x 20.7x 22.0x 23.3x 24.6x 25.9x 16.0x 17.2x 16.2x 22.1x Price to 2006E GAAP EPS, Excl Pushdown $1.83 16.4x 17.5x 18.6x 19.7x 20.8x 21.9x Price to 2006E Cash Operating EPS $2.12 14.1x 15.1x 16.0x 16.9x 17.9x 18.8x Price to 2007E GAAP EPS $1.71 17.6x 18.8x 19.9x 21.1x 22.3x 23.4x 15.2x 15.6x 14.6x 20.2x Price to 2007E GAAP EPS, Excl Pushdown $1.91 15.7x 16.7x 17.8x 18.8x 19.9x 20.9x Price to 2007E Cash Operating EPS $2.07 14.5x 15.4x 16.4x 17.4x 18.3x 19.3x Price to Tangible Book2 $7.84 383% 408% 434% 459% 485% 510% 378% 475% 490% 442% Price to Tangible Book 3 $6.49 462% 493% 524% 555% 586% 616% Premium to Core Deposits 21.4% 23.3% 25.2% 27.1% 29.0% 30.9% 30.8% 30.9% 34.5% 31.1%